Exhibit 99 filed on behalf of Edward Muller for Transaction date 6/2/08


Shares	Price
400	$11.21
800	$11.20
600	$11.15
100	$11.06
4900	$11.05
189	$11.03
100	$11.02
100	$11.01
7811	$11.00